CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of May 28, 2019, by and between Immunomedics, Inc., a Delaware corporation having its principal offices in Morris Plains, New Jersey (the "Company"), and Robert Iannone ("Consultant") (each, a "Party"; together, the "Parties"):

WHEREAS, Consultant and Company entered into an Executive Employment Agreement, dated as of March 27, 2018 (the "Employment Agreement");

WHEREAS, Consultant subsequently resigned, without Good Reason (as defined in the Employment Agreement), from his employment with the Company, effective as of May 28, 2019 ("Date of Employment Termination"); and

WHEREAS, Company wishes to engage Consultant, and Consultant wishes to be engaged by Company, as an independent contractor consultant, on the terms and conditions set forth herein effective May 29, 2019;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1.    Consulting Services.

(a)    The Company hereby engages Consultant, and Consultant hereby accepts the Company's engagement, to provide those consulting services to the Company (the "Services") as are set forth on Schedule A hereto.

(b)    Consultant shall determine the manner, means, details and methods for the performance of the Services, and shall use Consultant's own tools, unless otherwise provided by the Company, and facilities for purposes of performing the Services. It is understood and agreed by and between the Parties that during the Consultant's engagement, Consultant shall not be, nor will Consultant represent that Consultant is, an agent, officer, employee or servant of Company.

(c)    Consultant agrees that Consultant shall secure and maintain any and all licenses, appointments and registrations necessary to perform the Services hereunder, and further shall immediately notify the Company if any such license, appointment or registration is revoked, suspended and/or not renewed, including the circumstances relating to any such revocation, suspension and/or non-renewal.

(d)    Consultant shall have the discretion to determine the hours and time of performance of the Services, provided that Consultant agrees to provide the Services in a timely manner, and further to maintain reasonable contact with Company and be reasonably available to Company to discuss the Services, as may be requested by Company from time to time.

2.    Duration of Services. From May, 29, 2019 through December 31, 2019, Consultant shall be engaged by the Company as an independent contractor (the "Consultancy Term"),

provided, however, that the Company may terminate the Consultant's engagement at any time, for any reason, so long as the Company provides Consultant with no less than two (2) weeks' advance written notice of the Company's intent to terminate Consultant's engagement. All work-in-progress at the time of the termination of Consultant's engagement shall be considered work product of, and shall be delivered to, the Company and shall be the property of the Company. If this Consulting Agreement is terminated in accordance with this Section 2, Consultant will be entitled to receive Consultant's Consulting Fee for Services actually rendered prior to the effective date of termination and during the termination notice period, and no further amount will be payable by the Company.

3.    Consideration. The Company agrees to pay Consultant a consulting fee in accordance with, and subject to the terms and conditions set forth in, Schedule A hereto, in consideration of Consultant's performance of the Services (the "Consulting Fee"). Consultant shall invoice Company monthly in arrears for any Consulting Fee. Each invoice shall specify an invoice number, the dates covered in the invoice, a description of Services performed in the month and the time spent on such Services with reasonable particularity. Company agrees to pay Consultant's invoices within forty-five (45) days of receipt thereof.

4.    Status as Independent Contractor.

(a)    In performing the Services, Consultant shall act solely in a consulting capacity and not as the agent, employee or servant of the Company (or its parents, subsidiaries, divisions and affiliates), shall not be nor in any way hold Consultant out as an agent, officer or employee of the Company (or its parents, subsidiaries, divisions and affiliates), and shall not have authority to act for the Company (or its parents, subsidiaries, divisions and affiliates) or to commit or otherwise obligate any of them with respect to any matter.

(b)    Because the Consultant is an independent contractor, the Company will not deduct or withhold from the Consulting Fee any federal, state or local income taxes or Federal Insurance Contributions Act ("FICA") taxes or any other employment tax, nor will it pay on behalf of the Consultant any FICA taxes or Federal Unemployment Tax Act taxes or any other employment tax. It will be the sole responsibility of the Consultant to pay all applicable federal, state and local income taxes and any Self Employment Contribution Act taxes and any other employment tax that are owed with respect to the Consulting Fee. The Consultant shall indemnify and hold harmless the Company (and its parents, subsidiaries, divisions and affiliates) from any and all liability, cost or expense (including without limitation any interest, find or penalty) incurred or imposed as a result of any failure of the Consultant to comply with Consultant's obligations set forth in this subparagraph.

(c)    Consultant understands and agrees that as an independent contractor, Consultant shall not be entitled to, and shall make no claim to, any rights or fringe benefits offered to employees of the Company or any of its parents, subsidiaries, divisions and/or affiliates, including but not limited to any retirement, savings, health, medical, welfare, life insurance, disability, vacation, stock purchase, stock option or other benefit plans or programs maintained for employees by or on behalf the Company or its parents, subsidiaries, divisions and/or affiliates.

(d)    In the event that performance of the Services requires travel, Consultant shall be solely responsible for injuries, emergencies and/or death to Consultant that may occur while traveling. Consultant shall be responsible for any theft, loss or damage to any materials, equipment or property delivered to Consultant or otherwise entrusted to Consultant's possession by or on behalf of the Company in connection with the Services.

(e)    This Consulting Agreement shall not be construed as creating a partnership or joint venture between the parties or as vesting any other form of legal association that would impose liability upon one party for the act or failure to act of the other part.

5.    Vesting of Options; Time to Exercise Options. Notwithstanding any provision in the Incentive Stock Option Grant, dated as of April 9, 2018, between the Company and the Consultant, or the Nonqualified Stock Option Grants, dated as of April 9, 2018, and any and all other stock option grants between the Company and the Consultant (the "Option Grants"), continued vesting of such options will cease and Consultant's "Service" for purposes of the Option Grant will cease as of the Employment Termination Date. Consultant acknowledges that he will have 90 days from the Employment Termination Date to exercise his options that are exercisable as of the Employment Termination Date.

6.    Services to Others. Consultant is not restricted from performing services for or being employed by such additional entities or persons as Consultant shall see fit, provided, however, that, subject to Section 10 below, such other services do not interfere in any way with Consultant's provision of the Services or Consultant's other obligations as set forth herein, or do not create an actual or apparent conflict of interest with respect to Consultant's provision of the Services to the Company. The Company acknowledges that Consultant will be employed by Jazz Pharmaceuticals, Inc. ("Jazz") as a full-time employee during the Consultancy Term, and the Company agrees that Consultant's employment relationship with Jazz does not create an actual or apparent conflict of interest with Consultant's provision of the Services to the Company and shall not be considered a violation of any non-competition obligations that Consultant may have under this Agreement or the Employment Agreement.

7.    Work Product.

(a)    If at any time or times during the Consultancy Term, Consultant (either alone or with others) shall make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company, actual or demonstrably anticipated research of the Company, or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from Consultant's performance of the Services or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Consultant shall promptly disclose to the Company (or any persons designated by it) each such Development, and Consultant hereby assigns any rights Consultant may have or acquire in the Developments and benefits and/or rights resulting therefrom, whether during the Consultancy Term or thereafter, to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company. For the sake of clarification, the Company and Consultant agree that any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statues or subject to analogous protection) arising or resulting from Consultant's activities as an employee of Jazz will be exclusively owned by Jazz, and are not considered Developments of the Company.

(b)    Upon disclosure of each Development to the Company, Consultant will, during the Consultancy Term and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(i)    to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)    to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)    Consultant agrees that the Company will be the sole owner of the Developments, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Consultant. If the rights in any Developments do not otherwise automatically vest in the Company, Consultant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Developments, including, without limitation, all of Consultant's right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Developments, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. In addition, Consultant hereby waives any so-called "moral rights" with respect to the Developments. To the extent that Consultant has any rights in the results and proceeds of Consultant's service to the Company that cannot be assigned in the manner described herein, Consultant agrees to unconditionally waive the enforcement of such rights. Consultant hereby waives any and all currently existing and future monetary rights in and to the Developments and all patents and other registrations for intellectual property that may issue thereon, including without limitation, any rights that would otherwise accrue to Consultant's benefit.

(d)    In the event Company is unable, after reasonable effort, to secure Consultant's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Consultant's physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact for the sole purpose of acting for and on Consultant's behalf and in his stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by Consultant.

8.     Confidentiality.

(a)    Consultant recognizes that Consultant's engagement with the Company will give Consultant access to Confidential Information (as defined below), the disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Consultant recognizes, therefore, that it is in the Company's legitimate business interest to restrict Consultant's use of Confidential Information for any purposes other than the performance of the Services, and to limit any potential appropriation of Confidential Information by Consultant for the benefit of the Company's competitors and/or to the detriment of the Company. Accordingly, Consultant agrees as follows:

(i)    Consultant shall not at any time, whether during or after the Consultancy Term, reveal to any person or entity any of the trade secrets or confidential information of the Company, or the trade secrets or confidential information of any third party which the Company is under an obligation to keep confidential, including but not limited to trade secrets or confidential information respecting inventions, research, developments, products, product plans, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, processes, formulas, technology, drawings, assays, raw data, scientific pre-clinical or clinical data, records, databases, formulations, clinical protocols, equipment designs, customer or vendor lists, projects, plans, proposals, strategies, market plans, forecasts, financials, and other business information ("Confidential Information"), except as may be required in the ordinary course of performing the Services, and Consultant shall keep secret all Confidential Information entrusted to Consultant and shall not use or attempt to use any such Confidential Information for personal gain or in any manner that may injure or cause loss, or could reasonably be expected to injure or cause loss, whether directly or indirectly, to the Company.

(ii)    The above restrictions shall not apply to: (a) information that at the time of disclosure is in the public domain through no fault of Consultant; (b) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (c) information approved for release by written authorization of the Company; or (d) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided that Consultant shall provide the Company prior written notice of any such required disclosure once Consultant has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order. The foregoing shall not limit Consultant's ability to (x) engage in an employment relationship with Jazz and discuss the terms of his consulting engagement by the Company with Jazz (without disclosing Confidential Information), or to discuss the terms of Consultant's engagement as a contractor to the extent expressly protected by applicable law, (y) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state "whistleblower" laws, or (z) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation.

(iii)    Consultant agrees that during the Consultancy Term he shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature constituting Confidential Information or Developments otherwise than for the benefit of the Company. Consultant further agrees that Consultant shall not, following the Consultancy Term, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon the cessation of the Consultancy Term, Consultant shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(iv)    Consultant agrees that upon the cessation of the Consultancy Term, Consultant shall not take or retain without written authorization any documents, files or other property of the Company, and Consultant shall return promptly to the Company any such documents, files or property in Consultant's possession or custody, including any copies thereof maintained in any medium or format. Consultant recognizes that all documents, files and property that Consultant has received and will receive from the Company, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials, are for the exclusive use of the Company, and that Consultant has no claim or right to the continued use, possession or custody of such documents, files or property following the cessation of the Consultancy Term.

(v)    Pursuant to the Defend Trade Secrets Act of 2016, Consultant acknowledges that Consultant will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.     Non-Disparagement. The parties agree not to disparage or make any disparaging remark or send any disparaging communications concerning, the other party, its reputation, its business and/or its directors, officers, managers, employees, agents or attorneys. Consultant further agrees not to communicate with, give interviews and.or provide statements to any member of the media, including without limitation any print, broadcast or electronic media, concerning any aspect of Consultant's relationship or experiences with the Company or of the Company's business.

10.     Post-Employment Obligations. Inconsideration of the Consulting Fee and other benefits to be provided to Consultant under this Agreement, Consultant hereby agrees and affirms that the post-employment obligations set forth in Section 5 (Confidentiality), Section 6 (Intellectual Property), Section 7 (Non-Competition) and Section 8 (Non-Solicitation) of the Employment Agreement, and any and all other post-employment obligations entered into by Consultant during or in connection his prior employment with the Company (collectively, the "Post-Employment Obligations"), shall survive and continue in full force and effect and such Post-Employment Obligations shall begin to run on May 29, 2019.

11.     No Actions. Consultant, on behalf of Consultant and Consultant's issue, heirs, representatives, successors, agents, executors, administrators and assigns, hereby covenants and represents that Consultant has not instituted, and will not institute, to the fullest extent permitted by law, any complaints, claims, charges or lawsuits, with any governmental agency or any court or other tribunal, against the Company, by reason of any claim present or future, known or unknown, arising from or related in any way to Consultant's membership in and/or relationship with the Company or the termination of such membership and/or relationship, or any other association or transaction to date between the parties hereto or any of their predecessors or their respective agents, employees or officers. This covenant shall not apply to actions for breach of this Agreement, or any other actions which cannot be prohibited or limited as a matter of law.

12.    Severability; Validity. It is the desire and intent of the parties that the provisions of this Consulting Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any provision of this Consulting Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Consulting Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Consulting Agreement hereto is held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

13.    Governing Law; Forum. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflicts-of-law provisions or canons of construction that construe agreements against the draftsperson. Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in New Jersey or any state court located within such state, in respect of any claim arising out of or relating to this Agreement or Consultant's engagement by the Company, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.

14.     Successors; Binding Agreement. The Company may assign this Consulting Agreement hereto to any corporation that may succeed to the business and assets of the Company, and any such successor corporation may similarly assign this Consulting Agreement. This Consulting Agreement hereto shall be binding upon the Company's successors and assigns. The Consultant's rights and duties under this Consulting Agreement hereto shall not be subject to alienation, assignment or transfer, whether voluntarily or involuntarily.

15.    Entire Agreement; Modification. This Consulting Agreement hereto constitute the entire agreement between the parties, and fully supersede any and all agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto respecting this subject matter. In addition, no amendment or modification to this Consulting Agreement hereto shall be valid unless set forth in writing and signed by each of the parties.

16.     No Wavier. Any waiver by the Company of a breach of any provision of this Consulting Agreement hereto shall not operate or be construed as a waiver of any subsequent breach.

17.     Headings. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement.

18.     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.    Acknowledgments/Time to Consider. This Agreement is intended to satisfy the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), and the Age Discrimination in Employment Act ("ADEA"). Consultant, by this Agreement, is advised to consult with an attorney before executing this Agreement. Consultant Acknowledges and agrees that: (a) Consultant has read this Agreement in its entirety and understands all of the terms of this Agreement and understands that Consultant is releasing all claims against the Releases, including claims under the ADEA; (b) Consultant has been advised in writing to consult with an attorney before executing this Agreement; (c) Consultant knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement, including, without limitation, the waiver, release and covenants contained herein; (d) Consultant is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (e) Consultant has been given twenty-one (21) days to consider whether or not to enter into this Agreement and consult with an attorney of Consultant's choice (although Consultant may elect not to use the full twenty-one (21) day period at Consultant's option); (f) any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period; and (g) by signing this Agreement, Consultant acknowledges that Consultant does so freely, knowingly, and voluntarily.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

IMMUNOMEDICS, INC.

By: /s/Jared Freedberg
Name: Jared Freedberg
Title: General Counsel

ROBERT IANNONE

By: /s/Robert Iannone
Name: Robert Iannone
Title: CMO, Head of R&D

SCHEDULE A

SERVICES & CONSULTING FEE

Services: "Services," as that term is used in the Consulting Agreement, shall include the following:

Provision of transition and advisory services with respect to the Consultant's prior role of Chief Medical Officer on an as-needed basis to Company for up to eight (8) hours per week during the Consultancy Period.

Consultant agrees to attend in-person the planning meeting between Company and Everest Medicines currently scheduled for June 2, 2019 at the American Society of Clinical Oncology in Chicago, IL.

Consulting Fee: $400.00 per hour.